Exhibit 8.3

MAPLES

ACE Limited ACE World Headquarters 30 Woodbourne Building Hamilton, HM 08 Bermuda	Direct: +1 345 814 5464 Cell: +1 345 525 5464 E-mail: gareth.griffiths@maplesandcalder.com

29 May 2008

Dear Sirs

We have acted as Cayman Islands legal advisers to ACE Limited (the “Company”) in connection with the Company’s registration statement on Form S-4 (No 333-150367), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed continuation of the Company as a Swiss company pursuant to a continuation procedure under Cayman Islands and Swiss law (the “Continuation”).

We are furnishing this opinion as Exhibit 8.31 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed a copy of the Registration Statement and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

2.1	the Continuation will be effected as described in the Registration Statement; and

2.2	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York, Switzerland or Bermuda.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the discussion contained under the heading “Proposal No. 5: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Par Value Change and the Continuation—Cayman Islands Taxation” is, on the date hereof and subject to the limitations, qualifications and assumptions described therein and insofar as it addresses matters of Cayman Islands tax law or tax considerations, a fair summary in all material respects of the matters purported to be described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal and Tax Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder